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                                                       EXHIBIT 99.1

     News Release                              CERIDIAN CORPORATION


                                                   Nancy Foltz
                                                   Ceridian
                                                   612/853-5229


                       CERIDIAN TO ACQUIRE COMDATA HOLDINGS IN
                           $900 MILLION STOCK TRANSACTION

     Acquisition Will Make Ceridian a $1.3 Billion Information Services Provider

               Transaction Expected to Be Accretive to Ceridian's EPS

     MINNEAPOLIS, MN./BRENTWOOD, TN., August 24, 1995 -- Ceridian Corporation (NYSE: CEN) and Comdata Holdings Corporation (NASDAQ: CMDT) jointly announced today that Ceridian has reached a definitive agreement to acquire Comdata, a leading provider of transaction processing and information services to the transportation and gaming industries. The Board of Directors of both companies have unanimously approved the acquisition.

     The combination creates a company that will have $1.3 billion of annual revenue, primarily from information services. The transaction is expected to be accretive to Ceridian's earnings per share in 1996, and to provide an increasingly positive contribution to earnings thereafter. Under the terms of the agreement, Comdata's common shareholders will receive 0.57 shares of Ceridian common shares for each share of Comdata -- and Comdata preferred shareholders will receive equivalent consideration -- for a total equity consideration of approximately $900 million.

     Lawrence Perlman, chairman and chief executive officer of Ceridian, said:
     "The Comdata acquisition is a major step forward in Ceridian's strategy of aggressively growing its information services business. Comdata has a strong position in two large and growing markets. In Comdata, we are adding a third leg to Ceridian's information services segment that has many important characteristics in common with Ceridian's current businesses. These include value-added services to customers, leadership in growing markets, a commitment to revenue growth along with a high level of recurring revenues, predictable earnings and cash flow, and strong customer relationships.

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     "Comdata is a profitable, growing company, and the transaction will allow
     Ceridian to accelerate utilization of its net operating loss carryforwards. In addition, because of the strength of Ceridian's balance sheet, we will be able to reduce the cost of Comdata's debt significantly."

     George L. McTavish, chairman and chief executive officer of Comdata, said:
     "This transaction will greatly enhance Comdata's operating and financial flexibility, which we believe will translate into increased growth. We think the operational model we have implemented so successfully in transportation and gaming can be replicated in other large vertical markets. We also think there are substantial opportunities for leveraging technology, cross-selling and other forms of cooperation with Ceridian's businesses. With the financial strength of Ceridian behind us, we are well positioned to pursue Comdata's growth opportunities aggressively."

     Under the terms of the agreement, Comdata will retain its name and operate as an independent unit of Ceridian Corporation. Its management team and 1,850 employees will remain with the company, and McTavish will report to Perlman. Ceridian expects certain one-time charges related to the refinancing of Comdata's outstanding indebtedness and costs related to the acquisition to be incurred in the quarter that the transaction closes.

     The transaction is expected to be tax-free to Comdata's shareholders and to be accounted for on a pooling-of-interests basis. Completion of the transaction is expected to occur before the end of 1995 and is subject to a number of conditions, including the approval of the shareholders of each company, no changes in reported ownership of Ceridian stock that would affect the continuing availability of its net operating loss carryforwards, and certain regulatory matters, including completion of the Hart-Scott-Rodino process. Details of the proposed transaction will be contained in a proxy statement to be filed shortly with the Securities and Exchange Commission.

     Welsh, Carson, Anderson & Stowe and Charterhouse, Inc., the holders of the majority of the outstanding shares of Comdata's convertible preferred stock, have separately agreed to vote in favor of the transaction.

     The Comdata acquisition will mark the eleventh acquisition since Ceridian was created in conjunction with the spin off of Control Data Systems, Inc. in 1992. Upon completion of the transaction, Ceridian's market capitalization is expected to have grown to over $3 billion from approximately $300 million in September 1991, just before Control Data Corporation undertook its reshaping plan.

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     Comdata is a leading provider of funds transfer, fuel purchase, cash advance and permit services, as well as fleet optimization and routing software, for the transportation industry; point-of-sale and data collection services for the truck stop industry; and cash advance services for the gaming industry. The company, which was founded in 1969 and acquired in 1987 by a group of investors in a leveraged transaction, has been growing substantially in recent years. Revenue for the Brentwood, Tenn., based company is expected to total approximately $300 million in 1995.

     Ceridian, with estimated 1995 revenue of $1.0 billion, is a leading information services and defense electronics company. Its largest businesses are Ceridian Employer Services, the Arbitron Company and Computing Devices International.

     Bear Stearns & Co. is acting as financial advisor to Ceridian. Comdata is being advised by Lazard Freres & Co.




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     Fact Sheet
     Comdata Holdings Corporation

     Description  Comdata Holdings Corporation (NASDAQ: CMDT) is a leading provider of transaction processing and information services to the transportation and gaming industries.

     Products The highly competitive transportation industry needs information services to improve productivity and customer service, and to lower its costs. Comdata supplies services that enable truck drivers to obtain funds for purchases at truck stops and to purchase fuel with an ID card; driver services that include cash advances, direct deposit, ATMs and safety training; permits and regulatory compliance services; backhaul information and logistics services for fleet optimization; routing software; and telephone and telecommunications services for trucking companies.

                  For the fast-growing gaming industry, Comdata provides players with a full range of cash advance services, including credit card cash advances, ATMs, debit card processing, check authorization and acceptance services, and wire services.

     Customers    Over 16,000 trucking companies, 8,000 truck stops and 900
                  gaming locations.

     Earnings and Comdata reported earnings of $28.1 million in 1994 on
     Revenue revenue of $243 million. Approximately 60 percent of the revenue came from transportation services, with the balance coming from gaming-related services.

     Employees andComdata has 1,850 employees, most of whom work at its
     Locations    headquarters in Brentwood, Tenn., (near Nashville) and its
                  Transceiver division (regulatory compliance services, permits and safety services) in Dallas.

     Year of Origin The company was founded in 1969 as Comdata Network, Inc.  It became Comdata Holdings Corporation in 1987 when it was acquired by a group of investors in a leveraged recapitalization.